Exhibit 99.1

T2 Biosystems Announces Submission for FDA Breakthrough Device Designation for T2Biothreat Panel

LEXINGTON, Mass., April 27, 2022 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, announced today that it has submitted an application with the U.S. Food and Drug Administration (FDA) for Breakthrough Device Designation for the Company’s T2Biothreat™ Panel.

The T2Biothreat Panel is a direct-from-blood test panel designed to run on our commercially available T2Dx® Instrument and is designed to simultaneously detect six biothreat pathogens that are listed by the Centers for Disease Control and Prevention (CDC) as Category A and B biothreat agents, including Bacillus anthracis, Francisella tularensis, Burkholderia mallei, Burkholderia pseudomallei, Yersinia pestis and Rickettsia prowazekii. The CDC has determined that these organisms represent a national security risk, and they have a mortality rate of approximately 40% for untreated Burkholderia mallei or Burkholderia pseudomallei infections to nearly 90% for untreated for Yersinia pestis infections.

“We are honored to leverage our technology platform to develop products with the potential to protect our nation from the threat of bioterrorism,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “We initiated the U.S. clinical trial for the T2Biothreat Panel in December 2021 and we are taking actions to potentially accelerate the commercial availability of our novel T2Biothreat Panel.”

The FDA Breakthrough Devices Program is a voluntary program for certain medical devices and device-led combination products that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. It is available for devices and device-led combination products which are subject to review under a premarket approval application (PMA), premarket notification (510(k)), or De Novo classification request (De Novo request). This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review, while preserving the statutory standards for PMA approval, 510(k) clearance, and De Novo marketing authorization, consistent with the FDA’s mission to protect and promote public health.

This project has been funded in whole or in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number 75A50119C00053.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Bacteria® Panel, T2Candida® Panel, T2Resistance® Panel, and T2SARS-CoV-2™ Panel and are powered by the Company’s proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Cauris™ Panel, T2Lyme™ Panel, T2Biothreat Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the likelihood of receiving breakthrough device designation, accelerating commercial availability of the T2Biothreat Panel, timing of filing of an FDA submission, anticipated strategic priorities, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission, or SEC, on March 23, 2022, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Meagan Dominick, Vault Communications

mdominick@vaultcommunications.com

773-369-4255

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406